Exhibit 99.1
ENERGY TRANSFER ANNOUNCES CASH DISTRIBUTION
FOR FIRST QUARTER OF 2010
DALLAS — April 27, 2010 — Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) today announced that the Board of Directors of each Partnership has approved quarterly distributions for the quarter ended March 31, 2010.
ETP’s Board of Directors has approved a quarterly distribution of $0.89375 per unit ($3.575 annualized) on ETP common units for the quarter ended March 31, 2010. The cash distribution for the quarter ended March 31, 2010 will be paid on May 17, 2010 to unitholders of record as of the close of business on May 7, 2010. The distribution rate is unchanged from the distribution paid for the quarter ended December 31, 2009.
ETE’s Board of Directors has approved a quarterly distribution of $0.54 per unit ($2.16 annualized) on ETE’s outstanding common units for the quarter ended March 31, 2010. The distribution will be paid on May 19, 2010 to unitholders of record as of the close of business on May 7, 2010. The distribution rate is unchanged from the distribution paid for the quarter ended December 31, 2009.
Both partnerships expect to release earnings for the quarter ended March 31, 2010 before the market opens on May 6, 2010. ETP and ETE will conduct a joint conference call that afternoon at 2:00 p.m. Central Time to discuss their quarterly results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: May 7, 2010
Ex Date: May 5, 2010
Payment Date: May 17, 2010
Amount Paid: $0.89375 per Common Unit
Company: Energy Transfer Equity, L.P. (NYSE:ETE)
Record Date: May 7, 2010
Ex Date: May 5, 2010
Payment Date: May 19, 2010
Amount Paid: $0.54 per Common Unit

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP currently has more than 17,500 miles of pipeline in service and has a 50% interest in joint ventures that have approximately 500 miles of interstate pipeline in service. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners, L.P. and approximately 62.5 million ETP limited partner units.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Investor Relations:
Brent Ratliff
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-504-2260 (office)
214-498-9272 (cell)
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